CiG Wireless Corp. Agrees to Acquire Communications Towers and Related Assets From Southern Tower Antenna Rental, LLC

ATLANTA, May 22, 2013 - CiG Wireless Corp. (OTCBB: CIGW) (“CiG”) a leading independent owner and operator of wireless communications infrastructure in the United States, today announced that it has entered into an agreement to acquire certain telecommunications assets from Southern Tower Antenna Rental, LLC (“STAR”). The assets to be acquired are as follows:

•	Thirty (30) fully constructed communications towers; and
•	Right of first refusal with respect to the next thirty (30) telecommunications towers to be constructed by STAR.

Upon completion of the acquisition CiG will assume all obligations under contractual agreements pertaining to the assets.

The purchase price for the acquisition is $13,500,000. CiG intends to close the transaction as soon as reasonably feasible following satisfactory completion of due diligence.

“This transaction represents another important milestone as we begin to execute our acquisition strategy,” said Paul McGinn, President and CEO of CiG Wireless Corp. “We see excellent potential for growth in a number of areas and will be pursuing additional expansion of our tower portfolio as quality opportunities are identified.”

Additional information related to the transaction is included in a Form 8-K filing which can be viewed at CiG’s website.

Southern Tower Antenna Rental, LLC. was represented in this transaction by the Quantum Group LLC.

About CiG Wireless Corp.

CiG Wireless Corp. (www.cigwireless.com) is a leading independent owner and operator of wireless communications infrastructure in the United States. The primary focus of the Company is leasing antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. The Company's shares are traded publicly in the US on the OTC Bulletin Board (CIGW) and on the Entry Standard of the Frankfurt Stock Exchange under the symbol (6CW).

About The Quantum Group LLC.

The Quantum Group is an independent, privately owned mergers and acquisition broker that provides sell-side advisory services for middle market wireless communication infrastructure owners. The Quantum Group currently is the largest M&A broker in the tower/rooftop market and has completed over 600 successful transactions in the last 16 years.

 Safe Harbor Statement

This presentation contains "forward-looking statements" as defined in the U.S. Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These forward-looking statements are based upon currently available competitive, financial, and economic data and management's views and assumptions regarding future events. Our actual results may vary materially from the forward-looking statements as a result of various factors and uncertainties. The Company cannot provide assurances that any projections, goals, future events and other prospective matters described in this press release will be successfully completed or that the Company will realize the anticipated benefits of any transactions. Various risk factors that may affect our business, results of operations and financial condition are detailed from time to time in the Annual Report on Form 10-K and in the Current Reports on Form 8-K and other filings made by the Company with the U.S. Securities & Exchange Commission. The Company undertakes no obligation to update information contained in this presentation.

Contact:

Paul McGinn

Chief Executive Officer

678-332-5000

Patrick Finucane

Corporate Communications

678-332-5010

pfinucane@cigwireless.com